Exhibit 10.23

Offsetting-Agreement

between

EverFine Industrial Gorp.
10E-3, No. 270, Sec 4, Chung Hsiao E. Rd.
106 Taipei, Taiwan

hereinafter called „Efco”

and

congatec AG
Auwiesenstr. 5
94469 Deggendorf
GERMANY

hereinafter called „congatec”

1.                                      Background and Purpose of this Agreement

Under the Logistics Agreement dated March 10, 2009, Efco delivers and sells to congatec computer-modules for resale by congatec. Congatec delivers and sells to Efco certain parts for usage in the manufacture of congatec computer-modules. Per the Agreement on Payment Terms between both parties of July 1, 2010, standard payment term for invoices of both parties for both kinds of transactions is 45 days, net. In general, Efco’s receivables balance from congatec is higher than congatec’s receivable balance from Efco.

The Purpose of this Agreement is to determine the way of settling the invoices of both parties through an offsetting procedure.

2.                                      Offsetting procedure

Both parties agree that their invoices shall not be settled individually. At the end of each month, congatec will deduct its receivables balance (from invoices to Efco) from congatec’s payable to Efco as of the same date. At the end of each month, congatec declares (and Efco accepts) the offsetting of congatec’s receivables due vis-à-vis Efco. The remaining net balance to Efco shall be settled by congatec within the respective due dates of the remaining invoices.

Deggendorf, December 8, 2010	Taipei,

/s/ Alex Petrak	/s/ Kao Mei Hui
Congatec AG	EverFine Industrial Corp.